Exhibit 99.1

[LETTERHEAD OF APP PHARMACEUTICALS]

News Release

APP PHARMACEUTICALS REPORTS 2008 FIRST

QUARTER NET REVENUES OF $148 MILLION, GROSS

PROFIT OF $70 MILLION

•	Reports 11% Increase in Income from Operations Before Interest Expense to $32.5 Million
•	Receives Four New Product Approvals from FDA in the 2008 First Quarter

SCHAUMBURG, Illinois – May 8, 2008 – APP Pharmaceuticals, Inc. (Nasdaq:APPX), a leading manufacturer of multi-source and branded injectable pharmaceutical products, today reported financial results for the first quarter ended March 31, 2008. As a result of the separation of Abraxis BioScience from APP Pharmaceuticals, APP’s business is reported, for all periods presented, on a continuing operations basis and Abraxis BioScience’s business is reported in discontinued operations.

“The foundation we have established as a company has demonstrated our strength and ability to respond effectively to opportunities in the marketplace,” said Tom Silberg, APP Pharmaceuticals’ recently named president and chief executive officer. “We leveraged our flexible manufacturing capabilities to rapidly increase the supply of heparin toward the end of the first quarter and avert a potential market shortage for this critical care product. We expect that our strong core business, combined with recently introduced and anticipated new product launches, should contribute to continued revenue and earnings growth throughout the balance of the year.”

For the 2008 first quarter, net revenues increased 6 percent to $148.1 million, compared with $140.3 million in the first quarter of 2007. Gross profit was $70.1 million, or 47 percent of net revenues for the first quarter of 2008, compared with $65.4 million, or 47 percent of net revenues, in the first quarter of 2007. Excluding $4.1 million for amortization of purchased products, gross profit was $74.2 million, or 50 percent of net revenues compared with $69.5 million or 50 percent of net revenues.

APP Pharmaceuticals, Inc

2008 First Quarter Financial Results

Total operating expenses were $37.6 million, compared with $36.2 million in the 2007 first quarter. Research and development expenses were $12.3 million compared with $10.0 million in last year’s first quarter. SG&A expenses were $21.0 million, or 14 percent of net revenues, compared with $22.1 million, or 16 percent of net revenues, in the prior year first quarter.

Income from operations before interest expense for the 2008 first quarter increased by 11% to $32.5 million compared with $29.2 million in the 2007 first quarter. Net interest expense was $15.7 million compared with $3.6 million in the last year’s first quarter, primarily reflecting the increase in borrowing following the separation that was completed in November 2007.

As a result of increased net interest expense, net income was $9.2 million, or $0.06 per diluted share, versus first quarter 2007 net income of $11.1 million, or $0.07 per diluted share, which includes a loss from discontinued operations of $2.5 million, or $0.02 per share. The company reported first quarter adjusted net income from continuing operations of $22.0 million, or $0.14 per diluted share, which in each case excludes Puerto Rico facility pre-launch costs, amortization expense, non-cash stock compensation expense and other items (see table at the end of this release).

In the first quarter of 2008, APP received final FDA approval on four products and launched the following Polymixin B Sulfate, Caffeine Citrate Oral Solution, and Irinotecan Hydrochloride. Additionally, the company launched Cefepime Hydrochloride.

APP currently has more than 60 product candidates in various stages of development, including 27 ANDAs pending with the FDA, representing approximately $5 billion in 2007 annualized branded sales.

Recent Events

On April 21, 2008, the company received FDA approval for Colistimethate for Injection and has begun marketing and shipping product.

APP Pharmaceuticals, Inc

2008 First Quarter Financial Results

On May 1, 2008, the company appointed Tom Silberg as president and chief executive officer and Richard Tajak was named chief financial officer.

2008 Financial Guidance

•	Total net revenues are expected to be in the range of $730 to $750 million;
•

Gross margin is anticipated to be approximately 50 percent relative to total net revenues. This excludes $16.4 million in acquired product portfolio amortization, approximately $10 million of capacity optimization and product transfer costs related to the Puerto Rico facility, as well as an additional $7 million that was reclassified to R&D expense;

•	R&D expense is now expected to be approximately $47 to $52 million, which includes the reclassification from gross margin;
•	SG&A expenses are anticipated to be in the range of $85 to $90 million, which includes expected non-cash stock compensation expense of $8 to $10 million;
•	Interest expense is expected to be approximately $58 million;
•	Income tax rate is now expected to be approximately 45 percent;
•	Depreciation expense is expected to be approximately $18 to $23 million;
•

Adjusted EBITDA is expected to be $285 to $300 million. Adjustments include costs associated with the launch of the Puerto Rico facility, separation expense, amortization expense and non-cash compensation;

•

Adjusted EPS is anticipated to be $0.80 to $0.90, which includes approximately $0.22 per share after-tax interest expense. Adjustments include costs associated with the launch of the Puerto Rico facility, separation expense, amortization expense and non-cash compensation.

Conference Call Information

On Thursday, May 8, 2008, the company will host a conference call with interested parties beginning at 8:30 a.m. PT (11:30 a.m. ET) to review the company’s financial results. The conference call will be available to interested parties through a live audio webcast at www.APPpharma.com and www.thomsonone.com. The call will also be archived and accessible at both sites for six months.

APP Pharmaceuticals, Inc

2008 First Quarter Financial Results

Non-GAAP Financial Measures

The company believes that its presentation of non-GAAP financial measures, such as adjusted net income, adjusted income from continuing operations, EBITDA and adjusted EBITDA, provides useful supplementary information to investors in understanding the underlying operating performance of the company and facilitates additional analysis by investors. The company also uses non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net income to adjusted net income for the three months ending March 31, 2008 is included with this news release.

About APP Pharmaceuticals

APP is a specialty drug company that develops, manufactures and markets injectable pharmaceutical products, focusing on oncology, anti-infective and critical care markets. The company is one of the largest producers of injectables, with more than 100 generic products in more than 400 dosage formulations. APP, headquartered in Schaumburg, Illinois, has offices in Canada and manufacturing operations in Illinois, New York and Puerto Rico and is traded on the Nasdaq Global Market under the symbol APPX. For more information about APP and the products it provides, please visit www.APPpharma.com.

Forward-Looking Statement

The statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this news release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding financial guidance for 2008 and the development and approval of product candidates. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward- looking statements. These factors include, but are not limited to, the continued market acceptance and demand of new and existing products; the difficulties or delays in developing, testing, obtaining regulatory approval of, and producing and marketing of the company’s products; the impact of competitive products and pricing; the availability and pricing of ingredients used in the manufacture of pharmaceutical products; and the ability to successfully manufacture products in a time-sensitive and cost effective manner. Additional relevant information concerning risks can be found in APP Pharmaceuticals Form 10-K for the year ended December 31, 2007 and other documents it has filed with the Securities and Exchange Commission.

The information contained in this news release is as of the date of this release. APP assumes no obligations to update any forward-looking statements contained in this news release as the result of new information or future events or developments.

Contacts:

Investors and Media:

Maili Bergman, (310) 405-7522

APP Pharmaceuticals, Inc

2008 First Quarter Financial Results

PondelWilkinson:

Robert J. Jaffe/Rob Whetstone, (310) 279-5969

# # #

FINANCIAL TABLES FOLLOW

APP Pharmaceuticals, Inc.

Consolidated Statements of Operation

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Net revenues:
Critical care	$91,182	$84,695
Anti-infective	42,959	39,780
Oncology	11,021	11,277
Contract manufacturing	2,917	4,516

Total net revenues	148,079	140,268
Cost of sales	78,017	74,831

Gross profit	70,062	65,437

Percent to total net revenues	47.3%	46.7%
Operating expenses
Research and development	12,330	9,964
Selling, general and administrative	21,020	22,061
Amortization of merger related intangibles	3,856	3,856
Separation related costs	391	352

Total operating expenses	37,597	36,233

Percent to total net revenues	25.4%	25.8%
Income from operations	32,465	29,204
Percent to total net revenues	21.9%	20.8%
Interest expense and other, net	(15,737)	(3,610)

Income from continuing operations before income tax	16,728	25,594
Income tax expense	7,571	11,977

Income from continuing operations, net of income tax	9,157	13,617
Loss from discontinued operations, net of tax	—	(2,502)

Net income	$9,157	$11,115

Basic earnings (loss) per share:
Continuing operations	$0.06	$0.09

Discontinued operations	$—	$(0.02)

Net income	$0.06	$0.07

Diluted earnings (loss) per share:
Continuing operations	$0.06	$0.08

Discontinued operations	$—	$(0.01)

Net income	$0.06	$0.07

Weighted—average common shares outstanding:
Basic	160,273	159,356

Diluted	161,222	160,356

Selected ratios as a percentage of total net revenues:
Research and development	8.3%	7.1%
Selling, general and administrative	14.2%	15.7%

APP Pharmaceuticals, Inc.

GAAP to Adjusted Earnings from Continuing Operations Reconciliation

(unaudited, in thousands, except per share amounts)

Adjusted income from continuing operations and adjusted income from continuing operations per diluted share are defined as income from continuing operations and diluted earnings from continuing operations per share, respectively, in each case excluding the impact of, non-cash stock compensation expense, separation related costs, amortization of acquired intangible assets and merger related intangibles and Puerto Rico pre-launch costs. We believe that our presentation of non-GAAP financial measures provides useful supplementary information to investors in understanding our underlying operating performance and facilitates additional analysis by investors. We also use non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP income from continuing operations to adjusted income from continuing operations for the three months ended March 31, 2008 is below:

March, 31 2008
Income from continuing operations net of income tax	$9,157
Stock compensation expense	1,862
Intangible amortization	2,739
Separation related costs	241
Amortization of purchased product rights	2,538
Puerto Rico pre-launch costs	5,496

Adjusted income from continuing operations	$22,033

Adjusted income from continuing operations per diluted share	$0.14

Weighted - average common shares outstanding diluted	161,222

Income from continuing operations per diluted share	$0.06
Stock compensation expense	0.01
Minority interests	0.02
Separation related costs	0.00
Amortization of purchased product rights	0.02
Puerto Rico pre-launch costs	0.03

Adjusted income from continuing operations per diluted share	$0.14

APP Pharmaceuticals, Inc.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA

Three Months Ended March 31, 2008

(unaudited, in thousands)

We define Adjusted EBITDA from continuing operations as income from continuing operations, excluding the impact of depreciation and amortization, interest expense net of interest income and other income, income tax expense, non-cash stock-based compensation expense, separation related costs and pre-launch costs associated with Puerto Rico manufacturing facility. We use adjusted EBITDA from continuing operations to provide meaningful supplemental information to investors in understanding the underlying operating performance of the business and facilitate additional analysis by investors. We believe that Adjusted EBITDA from continuing operations can assist management and investors in assessing the financial operating performance and underlying strength of our core business. Adjusted EBITDA from continuing operations is not a recognized term under GAAP and should not be considered in isolation of, or as a substitute for, the information prepared and presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA from continuing operations identically, our definition of Adjusted EBITDA from continuing operations may not be comparable to similarly titled measures of other companies.

March, 31 2008
Income from continuing operations net of income tax	$9,157
Depreciation	4,492
Amortization	7,994
Interest expense, net of interest income	16,245
Provision for income taxes from continuing operations	7,571

EBITDA from continuing operations	45,459
Stock-based compensation expense	3,015
Puerto Rico pre-launch costs, net of depreciation	4,946
Separation related costs	391

Adjusted EBITDA from continuing operations	$53,811

APP Pharmaceuticals, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	March 31, 2008	December 31, 2007
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$60,837	$31,788
Accounts receivable, net of allowances	65,303	85,209
Inventories	161,545	149,191
Prepaid expenses and other current assets	11,523	13,531
Current receivables from related parties	—	6,996
Income tax receivable	5,648	—
Deferred income taxes	14,507	17,109

Total current assets	319,363	303,824
Property, plant and equipment, net	131,323	132,528
Intangible assets, net of accumulated amortization	455,659	463,154
Goodwill	160,239	160,239
Deferred financing costs and other non-current assets, net	17,727	17,842

Total assets	$1,084,311	$1,077,587

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$34,450	$36,502
Accrued liabilities	41,662	45,595
Current payable to related parties	3,647	—
Short term portion of long term debt	8,125	5,000

Total current liabilities	87,884	87,097

Long-term debt	990,625	995,000
Deferred income taxes, non-current	69,788	71,011
Other non-current liabilities	11,713	4,250

Total liabilities	1,160,010	1,157,358
Total stockholders' deficit	(75,699)	(79,771)

Total liabilities and stockholders' deficit	$1,084,311	$1,077,587